Exhibit 99.1

               Pope & Talbot Announces Results for Full
                      Year, Fourth Quarter 2005

    PORTLAND, Ore.--(BUSINESS WIRE)--March 31, 2006--Pope & Talbot, Inc. (NYSE:POP) today reported a net loss of $50.0 million for the year ended December 31, 2005, on revenues of $848.8 million, compared with net income of $11.1 million for the year ended December 31, 2004, on revenues of $762.7 million. The net loss per share was $3.09 for 2005, compared with net income per diluted share of $0.69 for 2004. The $50.0 million net loss included a $22.3 million expense related to a valuation allowance recorded against the Company's U.S. deferred tax assets. The Company's operating performance in 2005 was negatively impacted by lower market prices for both pulp and lumber, a weaker U.S. dollar, and the continuation of import duties on Canadian softwood lumber.
    As discussed below, in connection with the valuation allowance, the Company has determined that it has an internal control deficiency that constitutes a "material weakness" as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2. As also discussed below, the opinion of the Company's independent registered public accounting firm on the Company's 2005 financial statements expresses substantial doubt about Pope & Talbot's ability to continue as a going concern primarily due to recurring losses and financial covenant compliance issues.
    The Company also stated that it has reached agreements with its Canadian and U.S. lenders granting certain waivers and amendments that allow it to be in full compliance with its financial covenants under the existing leases related to its Halsey pulp mill and the Canadian and U.S. credit facilities as of March 31, 2006. As of March 31, 2006, the Company has borrowing availability under its revolving credit facilities of $29.9 million.
    Michael Flannery, Chairman and Chief Executive Officer stated, "While I continue to be pleased with ongoing operational improvements at the Company's pulp and lumber mills, the financial results for 2005 are disappointing. Over the last year, the company has diversified its customer base, reduced costs in several areas and improved productivity. Recent strengthening in the NBSK pulp market is also encouraging."
    For the fourth quarter of 2005, the Company reported a net loss of $33.6 million or $2.07 per share, compared with a net loss of $2.6 million, or $0.16 per share for the same quarter in 2004. Like the full year, the quarterly results were heavily impacted by the valuation allowance recorded against the Company's U.S. deferred tax assets.
    In regard to the covenant waivers, Mr. Flannery stated: "We are pleased by the support our banks have shown in agreeing to these waivers as we move forward with our plans to refinance and recapitalize the business."



Selected Statistics
                                             Third      Year ended
                           Fourth Quarter   Quarter     December 31,
                          ----------------- -------- -----------------
                            2005     2004     2005     2005     2004
                          -------- -------- -------- -------- --------
Sales Volumes
 (thousands):
Pulp (metric tons)        235,200  210,800  204,800  836,400  798,600
Lumber (thousand board
 feet)                    238,500  171,700  246,000  885,800  657,200

Production Volumes
 (thousands):
Pulp (metric tons)        217,900  207,100  209,900  820,400  805,800
Lumber (thousand board
 feet)                    226,300  171,400  245,200  883,800  675,300

Average Price
 Realizations:(A)
Pulp (metric tons)        $   517  $   518  $   512  $   529  $   541
Lumber (thousand board
 feet)                    $   391  $   418  $   390  $   405  $   442

Notes:
(A) Gross invoice price less trade discounts.



    Pulp

    Revenues from the Company's Pulp business totaled $442.6 million in 2005 compared with $432.5 million in 2004, an increase of two percent. The increase related to an increase in volumes sold, offset in part by lower prices in 2005. Pulp generated an operating loss before corporate expenses, interest and income taxes of $13.6 million in 2005, compared with operating income of $13.5 million in 2004. EBITDA from the Company's pulp operations totaled $12.8 million in 2005 compared with $42.3 million in 2004. The average price realized per metric ton sold during 2005 decreased two percent to $529 from $541 in 2004, while pulp sales volume increased five percent.
    Pulp cost of sales was $445.1 million in 2005, compared with $407.0 million in 2004, an increase of nine percent. Per metric ton, the average cost of pulp sold increased four percent in 2005 compared with 2004. The Company estimates that the increase in the average daily Canadian to U.S. dollar exchange rate from 2004 to 2005 resulted in an approximately $22.8 million increase in pulp cost of sales, or a five percent increase in the average cost per metric ton of pulp sold in 2005. Excluding the effect of a weaker U.S. dollar, the average cost per ton of pulp sold was one percent lower in 2005 compared with 2004, primarily as a result of lower fiber costs.
    The wood chip supply availability in the northern interior of British Columbia increased significantly in 2005. In the third quarter, a revised chip pricing formula reduced prices by approximately $25 U.S. per bone-dry unit, resulting in approximately $3.8 million in lower chip costs for the Mackenzie pulp mill in the second half of 2005.
    In the fourth quarter of 2005, pulp revenues increased 16 percent, or $16.9 million compared to the third quarter. The increase was driven by a sales volume increase of 15 percent in combination with a one percent increase in average price realized per metric ton sold.
    Pulp cost of goods sold increased $19.8 million or 19 percent in the fourth quarter compared with the third quarter of 2005. The increase in cost of goods sold was primarily the result of the increased sales volume, coupled with a weakening U.S. dollar which increased cost of goods sold by approximately $2.2 million.

    Wood Products

    Revenues from the Company's Wood Products business totaled $406.2 million in 2005 compared with $330.1 million in 2004, a 23 percent increase. The increase primarily related to higher volumes sold resulting from the Fort St. James acquisition. The impact of higher sales volumes was offset in part by lower lumber sales prices. The average price realized per thousand board feet sold during the year decreased eight percent to $405 from $442 in 2004.
    Wood Products generated operating income before corporate expenses, interest and income taxes of $2.9 million in 2005, compared with $38.0 million in 2004. EBITDA from Wood Products totaled $13.2 million in 2005 compared with $45.3 million in 2004. The 2005 results included $37.3 million of lumber import duties compared with $42.3 million of lumber import duties in 2004.
    Lumber sales volume increased 35 percent to 885.8 million board feet in 2005 from 657.2 million board feet in 2004. Revenues from the sale of chips, logs and other increased $7.7 million in 2005 compared with 2004, primarily due to an increase in the volume of chips sold of which $3.3 million was from Fort St. James. The excess wood chip supply availability in the northern interior of British Columbia and the associated chip price reduction, decreased chip revenues at Fort St. James by approximately $1.4 million in the second half of 2005.
    Wood Products cost of sales was $397.2 million in 2005 compared with $286.8 million in 2004, a 38 percent increase. Total cost of sales comparisons were affected by the inclusion of the Fort St. James sawmill in the 2005 amounts. Per thousand board feet, the average cost of lumber sold in 2005 was four percent higher compared with 2004. The lower lumber import duties rate in 2005, compared with 2004, decreased the average cost per thousand board feet of lumber sold in 2005 by five percent and all other costs increased nine percent. The Company estimates that the increase in the average daily Canadian to U.S. dollar exchange rate from 2004 to 2005 resulted in an approximately $18.5 million increase in Wood Products cost of sales, or a five percent increase in the average cost per thousand board feet of lumber sold in 2005. The remaining increase in the average cost of lumber sold as compared with 2004 primarily related to higher log costs and to a lesser degree, higher freight costs.
    Lumber production totaled 883.8 million board feet in 2005 compared with 675.3 million board feet in 2004. The year-over-year increase in production was primarily due to the inclusion of the Fort St. James sawmill acquired on April 25, 2005, which increased 2005 production by 177.4 million board feet.
    In the fourth quarter of 2005, lumber revenues decreased three percent, or $2.7 million compared with the third quarter. The decrease was primarily driven by a three percent decrease in sales volume. The average price realized per thousand board feet sold was $390 in the third quarter and increased slightly to $391 in the fourth quarter. Wood products cost of goods sold increased $0.8 million, primarily as a result of the continued weakening of the U.S. dollar, which increased lumber cost of goods sold by $1.8 million compared with the third quarter of 2005, as well as $0.6 million of costs for the downsizing of the Midway sawmill and other increases primarily consisting of higher energy costs, offset in part by a $2.1 million reduction in lumber import duties.

    Exchange Rate

    The average Canadian to U.S. dollar exchange rates used by the Company to translate the results of operations of the Company's Canadian subsidiaries were 0.83, 0.77 and 0.72 for the years 2005, 2004 and 2003, respectively. The Company estimates that the change in the Canadian to U.S. dollar exchange rate from 2004 to 2005 increased 2005 cost of goods by approximately $41.3 million, while the change in the Canadian to U.S. dollar exchange rate from 2003 to 2004 increased 2004 cost of goods by approximately $30.6 million. During the fourth quarter, the average Canadian to U.S. dollar exchange rate increased to 0.85, which increased cost of sales by $4.0 million compared with the third quarter, and $6.3 million compared with the fourth quarter of 2004.

    Lumber Import Duties

    With approximately 88 percent of the Company's current lumber capacity located in British Columbia, the softwood lumber dispute continues to have a significant impact on the results of operations and cash flows from the Company's Wood Products business. Cash deposits of duties began in May 2002, and the Company has deposited a total of $123.1 million with respect to lumber imported into the U.S. from May 22, 2002 to December 31, 2005. Lumber import duties totaled $37.3 million in 2005. On December 13, 2005, the cash deposit duty rate on the Company's lumber imports decreased from 20.15 percent to
10.81 percent, which will reduce our duty payments for 2006. During the fourth quarter of 2005, lumber import duties totaled $8.3 million.

    Gain on Timber Take-Back

    In the fourth quarter of 2005, the Company recorded a $3.5 million gain on the receipt of $4.0 million of compensation from British Columbia for the previously-disclosed take-back of timber harvesting rights under the Company's timber tenures, resulting from the implementation of British Columbia's Forestry Revitalization Plan.

    Selling, General and Administrative Expenses

    Selling, general and administrative (SG&A) costs totaled $39.2 million in 2005 compared with $34.2 million in 2004. The 2004 year included $1.9 million in bad debt expense and $2.0 million of employee incentive plan costs, and no such costs were incurred in 2005. After adjusting for these 2004 expenses, 2005 SG&A expenses increased $8.9 million. This year-over-year increase is primarily due to $4.6 million for financial consultants and professional services as well as legal fees and costs associated with obtaining lease amendments and debt covenant waivers, $2.1 million in wage related costs for general wage increases and added positions, and $0.8 million in increased costs associated with the Company's sales of accounts receivable. Additionally, the Company estimates that SG&A increased $0.4 million due to the weakening U.S. dollar.

    Liquidity and Capitalization; Going Concern

    The total debt to total capitalization ratio was 75 percent at December 31, 2005 compared with 59 percent at December 31, 2004, and 66 percent on September 30, 2005. The increase in the debt ratio from 2004 to 2005 was due primarily to an increase in total debt of $96.8 million. The Company's primary cash requirements in 2005 included $37.6 million for the purchase of the Fort St. James sawmill, $43.7 million for capital expenditures, $14.4 million for operating activities and $3.9 million for the payment of cash dividends. Stockholders' equity decreased $51.6 million, primarily due to the net loss and dividends paid, which were partially offset by the change in accumulated foreign currency translation and the issuance of shares under stock plans. The increase in the debt ratio from September 30, 2005 to December 31, 2005 was due to a $35.3 million decrease in stockholders' equity and an increase in total debt of $39.5 million. Cash requirements in the fourth quarter of 2005 included $11.8 million of capital expenditures, a $10.1 million seasonal increase in log inventories at the Company's sawmills, and a $22.2 million net reduction in accounts payable and other accrued liabilities due to payment in the fourth quarter of accrued costs for the annual maintenance shutdowns of the Mackenzie and Halsey pulp mills and accrued interest on the outstanding 8 3/8% notes and debentures and otherwise generally due to the timing of settlements of accounts payable.
    As of December 31, 2005, the Company would have been in violation of two financial covenants under its Halsey pulp mill leases, except that on December 28, 2005, the Company entered into amendments pursuant to which the other parties to the Halsey leases waived compliance with the covenants. The Halsey leases include early repurchase options pursuant to which the Company may repurchase the Halsey mill on January 2, 2007 for an aggregate repurchase price of $59.1 million. Under the lease amendments signed on December 28, 2005, the covenant waivers expire as of September 30, 2006 if the Company hasn't given irrevocable notice of exercise of the early repurchase options by that date. Accordingly, the Company faces likely defaults if it does not refinance the $59.1 million repurchase price by January 2, 2007. The lease amendments also impose a new liquidity covenant under which the Company must have cash balances plus borrowing availability under credit facilities of at least $15 million as of the end of each quarter. To meet this liquidity requirement at March 31, 2006, the Company expects to rely on borrowing availability under its revolving credit agreement with a U.S. lender. Borrowing availability under that credit agreement is dependent on compliance with quarterly maximum leverage ratio and net worth covenants. The Company did not expect to be in compliance with these covenants at March 31, 2006, and, therefore has obtained a waiver of these covenants from the lender. In addition, the Company and the lender agreed to modify these covenants so that on June 30, 2006 and future quarterly compliance dates, the Company will be required to have a maximum ratio of total debt to total capitalization of 77.5 percent and a minimum consolidated stockholders' equity of $95.0 million. On December 31, 2005, the Company had cash balances plus borrowing availability under credit facilities of $31.4 million and consolidated stockholders' equity of $112.0 million.
    The Company's Canadian revolving credit agreement requires, among other things, that the Company's Canadian subsidiaries maintain a ratio of adjusted EBITDA to interest expense of at least 2-to-1 measured at the end of each quarter for the four quarter period then ended. For the year ended December 31, 2005, this ratio for the Canadian subsidiaries was 2.01-to-1, and the Company did not expect to satisfy this covenant requirement for the period ending March 31, 2006. The Company has obtained a waiver of this covenant as of March 31, 2006 from its Canadian banks. The waiver was conditioned on the Company's agreement to pledge its unencumbered Canadian sawmills as additional security. In addition, the Canadian revolving credit facility expires on July 29, 2006 and, if not renewed or repaid, outstanding borrowings at that time will convert into two term loans payable in one year.
    The Company's recurring losses and inability to comply with financial covenants, combined with uncertainty over the Company's ability to refinance or renew maturing debt and comply with financial covenants in future periods, all as discussed above, have caused the Company's independent registered public accounting firm to express in their opinion on the Company's 2005 financial statements substantial doubt about the Company's ability to continue as a going concern.
    To address its refinancing and existing covenant compliance issues, the Company is in negotiations with certain institutional lenders to refinance its Halsey pulp mill leases and existing Canadian and U.S. revolving credit facilities. The Company expects that the new credit facility will not include net worth or leverage covenants, but will include minimum EBITDA covenants. The Company also expects more of any refinanced debt to be term debt at long-term rates, and that the average interest rate on any new debt will be substantially higher than the average rate paid on the debt being refinanced. The Company cannot provide any assurance that it will be successful in obtaining new debt financing on acceptable terms or at all.
    The Company will also consider possible asset sales to generate cash and reduce debt, or potential equity issuances to generate cash and improve the balance sheet. In considering alternatives, the Company is also cognizant of the possibility of a negotiated settlement of the Canada-U.S. softwood lumber dispute which could result in the refund to the Company of a substantial portion of the cash import duties deposited by the Company since 2002 ($123.1 million as of December 31, 2005). There can be no assurance that the Company's plans to ensure continuation as a going concern will be successful.

    Valuation Allowance and Material Weakness

    The Company is required under applicable accounting rules to record a valuation allowance against deferred tax assets if the Company is unable to determine that it is more likely than not that the deferred tax assets will be realized. In prior years and quarters, the Company has relied on tax planning strategies to support its determination that it was more likely than not that U.S. federal and state net operating loss carryforwards and other deferred tax assets would be utilized before expiration. During the course of the Company's 2005 audit, it was determined that the Company could no longer conclude as of December 31, 2005 that tax planning strategies would continue to be viable and prudent in light of year end losses and preliminary indications of first quarter 2006 results. Accordingly, the Company recorded a $24 million valuation allowance against its U.S. deferred tax assets. Due to this material adjustment resulting from the audit process, the Company has determined that it has an internal control deficiency that constitutes a "material weakness" as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2. A material weakness is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected. Because of this material weakness, management has concluded that the Company's internal control over financial reporting was not effective as of December 31, 2005.
    Pope & Talbot, Inc. will be holding a conference call on Monday, April 3, 2006, at 10:00 a.m. PST (1:00 p.m. EST.) The dial-in number is 416-695-5259. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.

    Forward-Looking Statement

    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The Company's financial performance depends on operating efficiencies and the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
    Pope & Talbot considers net income or loss before interest, income taxes, depreciation and amortization ("EBITDA") to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others, in addition to and not in lieu of generally accepted accounting principles (GAAP) results, to evaluate companies in its industry and, as such, has included this non-GAAP financial measure in its public statements.
    Pope & Talbot is a North American forest products company. The Company is based in Portland, Oregon and trades on the New York stock exchange under the symbol POP. Pope & Talbot was founded in 1849 and produces pulp and softwood lumber in the U.S. and Canada. Markets for the Company's products include: the U.S.; Europe; Canada; South America; Japan; and other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.




                 POPE & TALBOT, INC. AND SUBSIDIARIES
                (Thousands except per share, unaudited)

                             CONSOLIDATED STATEMENTS OF INCOME

                                          Third        Year ended
                       Fourth Quarter     Quarter      December 31,
                      ------------------  --------  ------------------
                        2005      2004      2005      2005      2004
                      --------  --------  --------  --------  --------

Revenues:
  Pulp               $121,699  $109,203  $104,833  $442,635  $432,525
  Wood Products
    Lumber             93,286    71,835    95,946   359,089   290,766
    Chips, logs and
     other             11,821    11,604    11,957    47,121    39,374
                      --------  --------  --------  --------  --------
      Total Wood
       Products       105,107    83,439   107,903   406,210   330,140
                      --------  --------  --------  --------  --------
        Total
         revenues     226,806   192,642   212,736   848,845   762,665
                      --------  --------  --------  --------  --------
Costs and expenses:
  Pulp cost of sales  125,975   108,050   106,144   445,113   407,014
  Wood Products cost
   of sales           108,790    76,740   108,018   397,193   286,799
  Gain on timber
   take-back           (3,451)        -         -    (3,451)        -
  Selling, general
   and
   administrative      11,860     8,894    10,123    39,172    34,170
                      --------  --------  --------  --------  --------
Operating income
 (loss)               (16,368)   (1,042)  (11,549)  (29,182)   34,682
Interest expense,
 net                    5,780     4,871     5,458    21,600    20,256
                      --------  --------  --------  --------  --------

Income (loss) before
 income taxes         (22,148)   (5,913)  (17,007)  (50,782)   14,426
Income tax provision
 (benefit)             11,406    (3,334)   (8,185)     (773)    3,299
                      --------  --------  --------  --------  --------
Net income (loss)    $(33,554) $ (2,579) $ (8,822) $(50,009) $ 11,127
                      ========  ========  ========  ========  ========

Net income (loss)
 per common share:
  Basic              $  (2.07) $  (0.16) $  (0.54) $  (3.09) $   0.70
                      ========  ========  ========  ========  ========
  Diluted            $  (2.07) $  (0.16) $  (0.54) $  (3.09) $   0.69
                      ========  ========  ========  ========  ========

Average shares
 outstanding:
  Basic                16,227    16,189    16,226    16,208    15,902
  Diluted              16,227    16,189    16,226    16,208    16,116

                                CONSOLIDATED BALANCE SHEETS


                                  December 31,    September 30,
                                -------------------------------
                                 2005      2004       2005
                                --------  --------  --------
Assets:
  Current assets               $218,049  $211,241  $227,401
  Properties, net               386,401   340,038   384,027
  Deferred income
   taxes, net                         -         -     3,217
  Deferred tax
   charge                         7,562         -         -
  Other assets                   18,641    19,348    20,361
                                --------  --------  --------
    Total assets               $630,653  $570,627  $635,006
                                ========  ========  ========
Liabilities and
 stockholders'
 equity:
  Current portion of
   long-term debt              $ 63,800  $  5,605  $ 63,974
  Other current
   liabilities                  105,363   107,285   127,096
  Long-term debt,
   excluding current
   portion                      268,200   229,634   228,539
  Deferred income
   tax liability,
   net                            9,042     2,522         -
  Other long-term
   liabilities                   72,216    61,947    68,028
                                --------  --------  --------
    Total
     liabilities                518,621   406,993   487,637
  Stockholders'
   equity                       112,032   163,634   147,369
                                --------  --------  --------
    Total
     liabilities and
     stockholder's
     equity                    $630,653  $570,627  $635,006
                                ========  ========  ========

Total debt to total
 capitalization                      75%       59%       66%
                                ========  ========  ========


                                   SEGMENT INFORMATION

                                          Third        Year ended
                        Fourth Quarter    Quarter      December 31,
                      ------------------ ---------  ------------------
                        2005      2004      2005      2005      2004
                      --------  --------  --------  --------  --------
EBITDA:(A)
  Pulp               $   (496) $  5,433  $  2,658  $ 12,825  $ 42,342
   Wood Products       (2,065)    7,159     1,259    13,206    45,282
  Gain on timber
   take-back            3,451         -         -     3,451         -
  General Corporate    (6,850)   (4,585)   (5,723)  (20,534)  (15,270)
                      --------  --------  --------  --------  --------
                       (5,960)    8,007    (1,806)    8,948    72,354
                      --------  --------  --------  --------  --------
Depreciation and
 amortization:
  Pulp               $  6,925  $  6,687  $  6,573  $ 26,429  $ 28,801
  Wood Products         3,117     1,974     2,820    10,269     7,256
  General Corporate       366       388       350     1,432     1,615
                      --------  --------  --------  --------  --------
                       10,408     9,049     9,743    38,130    37,672
                      --------  --------  --------  --------  --------
Operating income
 (loss):
  Pulp               $ (7,421) $ (1,254) $ (3,915) $(13,604) $ 13,541
  Wood Products        (5,182)    5,185    (1,561)    2,937    38,026
  Gain on timber
   take-back            3,451         -         -     3,451         -
  General Corporate    (7,216)   (4,973)   (6,073)  (21,966)  (16,885)
                      --------  --------  --------  --------  --------

  Operating income
   (loss)            $(16,368) $ (1,042) $(11,549) $(29,182) $ 34,682
                      ========  ========  ========  ========  ========

Additional
 Information:
  Lumber import
   duties            $  8,300  $  9,700  $ 10,400  $ 37,300  $ 42,300
  Capital
   expenditures        11,811     7,118    10,934    43,716    25,240
  Capital
   expenditures -
   acquisition of
   sawmill                  -         -         -    37,596         -

Notes:
(B) EBITDA equals net income (loss) before income taxes and net interest expense, plus depreciation and amortization, and is reconcilable to the Company's net income (loss) using the depreciation and amortization, net interest expense and income tax provision (benefit) numbers in the above table. The Company uses EBITDA to evaluate the operating performance of its business on a consolidated basis and for each of its operating segments. The Company considers EBITDA to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others, in addition to and not in lieu of generally accepted accounting principles (GAAP) results, to evaluate companies in its industry. EBITDA is not a measure of liquidity under GAAP and should not be considered as an alternative to cash flow from operating activities.





    CONTACT: Pope & Talbot, Inc.
             Rich Atkinson, 503-228-9161 (Analysts)
             or
             Sandi Sternberg, 310-788-2850 (Media)
             or
             Jason Booth, 310-788-2850